WESTFIELD CAPITAL MANAGEMENT COMPANY, L.P.

                                 CODE OF ETHICS

                                  MAY 11, 2011




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PURPOSE
In accordance with Rule 204A-1 of the Investment Advisers Act of 1940 and with Rule 17j-1 of the Investment Company Act of 1940, as amended, Westfield Capital Management Company, L.P. ("Westfield") has developed and implemented this Code of Ethics (the "Code") to set forth standards for business conduct and personal activities.

The Code serves many purposes. Among them are to:

         1. educate employees of Westfield's expectations and the laws governing their conduct;

         2. remind employees that they are in a position of trust and must act with complete propriety at all times;

         3.       protect the reputation of Westfield;

         4.       guard against violations of the securities laws;

         5.       protect Westfield's clients by deterring misconduct; and

         6. establish procedures for employees to follow so Westfield can assess whether employees are complying with our ethical principles.


KEY TERMS AND REFERENCES

         1. "ACCESS PERSON" means any officer, director, partner, permanent, or temporary employee who has access to investment recommendations, client transactions or client holdings.

         2. "BENEFICIAL INTEREST" generally refers to the opportunity, directly or indirectly, to profit or share in any profit.

         3. "COVERED ACCOUNT" means any investment account over which an Access Person "exercises investment control," meaning he or she actually provides input into or makes the security buy and/or sell decisions for the account. The account does not need to be in an Access Person's name; if an Access Person has either joint or sole investment control over an account, it may be considered a Covered Account.

         4. "COVERED SECURITY" typically means any stock, bond, option, futures or investment contract, closed-end mutual fund, limited partnership, foreign unit trust, private investment, private investment fund, hedge fund, investment club, and exchange traded fund ("ETF"). It includes initial and secondary public offerings, private placements, and Westfield limited partnerships. The term does not include:

                           a. Direct obligations of the Government of the United States;

                           b. Bankers' acceptances, bank certificates of deposits, commercial paper, and high-quality short term debt instruments, including repurchase agreements;

                           c.       Shares issued by money market funds;




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                           d.       Shares issued by open-end mutual funds that
                                    are not sub-advised or advised by Westfield;

                           e. Shares issued by unit investment trusts ("UITs") that are invested exclusively in one or more open-end mutual funds, none of which are sub- advised or advised by Westfield.

         5. "EMPLOYEE" means all Westfield personnel who are not hired on a temporary or contract basis.

         6. "FAMILY MEMBER" means an employee's spouse, children or other family members sharing the same household with the employee.

         7. "INVESTMENT PERSON" means any Access Person who, in connection with his or her regular functions or duties, makes or participates in making investment recommendations for client accounts, or obtains information concerning investment recommendations.

                           a. References to "Access Persons" in the Code include the "Investment Person" designation.

         8. "REPORTABLE FUND" means any mutual fund for which Westfield serves as adviser or sub-adviser.

         9. "CLIENT ACCOUNT" means any account over which Westfield has full investment authority or control (i.e., Westfield has been granted authority to purchase and/or sell securities on the client's behalf).


PERSONS COVERED BY THE CODE
Unless otherwise noted, the Code applies to all permanent and temporary employees deemed "Access Persons" by Westfield's Compliance team ("Compliance"). Compliance may deem an Access Person also as an "Investment Person." Investment Persons may be required to provide additional information for certain personal activities and may be subject to additional transactional restrictions than non-Investment Persons. At any time, employees may check their status by contacting Compliance.

WAIVERS TO CODE
The Chief Compliance Officer (the "CCO") or the Head of Compliance (the "HOC") has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, Westfield expects that waivers will be granted only in rare instances. Compliance will document any exceptions granted. Generally, no waivers shall be granted on any provisions of the Code that are mandated by the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC").

STANDARDS OF BUSINESS CONDUCT
As a fiduciary for its clients, Westfield owes its clients the utmost duty of loyalty, good faith, and fair dealing. As an employee of Westfield, you are obligated to uphold these important duties. The following standards govern all conduct, whether or not the conduct is covered by more specific provisions in the Code.



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         1.       Employees are to place the interests of Westfield's clients first.

         2. Employees are prohibited from inappropriately favoring the interests of one client over another as it would constitute a breach of fiduciary duty.

         3. Employees must comply with applicable federal securities laws.

         4. Employees must avoid any actual or potential conflicts of interest with Westfield clients. Therefore,

                           a. Investment Persons may not recommend, implement, or consider any securities transaction for client accounts without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to either the CCO or to the HOC. If the CCO or HOC deems the disclosed interest to present a material conflict, the Investment Person may not participate in any decision-making process regarding the securities of that issuer.

                           b. Employees must act in the best interest of Westfield's clients regarding execution and other costs paid by clients for brokerage services. This includes disclosing to Compliance any personal investment in and business or personal relationship with brokers utilized by Westfield for client transactions or research services. All personnel must strictly adhere to Westfield's policies and procedures regarding brokerage, including those on best execution, research services, and directed brokerage. See Westfield's policies on Research Services and Best Execution.

                           c. Employees must disclose to the CCO or to the HOC any personal investments or other interests in third party service providers if the employees negotiate or make decisions on behalf of the firm with such third party service providers. If any employee has such an interest, the CCO or the HOC may prohibit the person from negotiating or making decisions regarding Westfield's business with those companies.

         5. Employees must exercise independent, unbiased judgment in the investment decision- making process.

         6. Employees must not use for their own direct or indirect benefit (or the benefit of anyone other than Westfield's clients) information about Westfield's trading or investment recommendations for client accounts. Personal securities transactions must be conducted in accordance with applicable provisions in the Code.

         7. Employees must not take advantage of their positions or of investment opportunities that would otherwise be available for Westfield's clients.

         8. Employees must avoid the appearance that Westfield, any other Westfield employee or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community.




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         9.       Employees must treat information concerning the identity of security holdings in Westfield's clients accounts and the financial circumstances of Westfield's clients with strict confidentiality.

         10. Employees must act with honesty, integrity and professionalism in all aspects of our business.

         11. Employees must comply with the spirit and letter of the Code, as well as the specific rules contained in the Code. Technical compliance with the requirements in the Code does not insulate you from scrutiny for any actions that can create the appearance of a violation.

         12.      Employees must not:

                           a.       Defraud any Westfield client in any manner;

                           b. Mislead any client, including making a statement that omits material facts or passing along information that is baseless or suspected to be untrue;

                           c. Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client (e.g., creating the false appearance of active trading in client accounts);

                           d. Engage in any manipulative practice with respect to such client; or

                           e. Engage in any manipulative practice with respect to securities, including price or market manipulation. This includes rumor mongering, which is illegal and can lead to allegations of market manipulation.


REPORTING UNETHICAL BEHAVIOR, FRAUD, OR FINANCIAL & ACCOUNTING CONCERNS (WHISTLEBLOWER POLICY)
If at any time an employee has knowledge of any behavior that might be viewed as unethical or illegal, the employee is required to report such violation to the CCO or HOC promptly. In the case of an actual or suspected violation by the CCO, employees are required to notify the Chief Executive Officer.

                           a. Confidentiality. Any report created to satisfy the requirements of this policy or the Code shall be treated confidentially. Best efforts will be used to ensure that specific details of the report cannot be used to identify the reporting employee.

                           b.       How to Report. To promote employee
                                    reporting, while protecting the employee and maintaining their identity in confidence, Westfield offers different methods for reporting.


                                    o        Employees may report suspected
                                             violations by contacting the CCO or
                                             HOC directly (or the CEO if the
                                             suspected violation is by the CCO).
                                             Employees are not required to
                                             report such matters to their senior
                                             managers before contacting
                                             Compliance.



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                                    o        Violation reports can be submitted
                                             through PTA (https://wcm.
                                             ptaconnect. com/pta/pages/logo. jsp
                                             - located under "Incident Report").
                                             Such reports are accessible by the
                                             CCO only. If an employee wishes to
                                             remain anonymous, the employee
                                             should check the box at the top of
                                             the form.

                                    o        Employees may report suspected
                                             violations by calling Westfield's
                                             Whistleblower hotline at
                                             1-866-885-6600. Employees may leave
                                             their personal information such as
                                             name and contact info, but they are
                                             not required to do so.

                           c. What to Report. Employees are obligated to report any: a) noncompliance with applicable laws, rules and regulations; b) fraud or illegal acts involving any aspect of the firm's business; c) material misstatements in regulatory filings, internal books and records, client records or reports, and financial statements; d) activity that is harmful to clients; and e) material deviations from required controls and procedures that safeguard clients and the firm.

                           d. Usage of Information Provided. The CCO and/or HOC will take the steps deemed necessary under the circumstances to investigate relevant facts surrounding the information provided, and to take any appropriate corrective measures. Reporting employees typically will not be notified of any actions the firm is taking in response to their comments.

                           e. Guidance. Employees are encouraged to seek guidance from the CCO or HOC with respect to any violation and to refrain from any action or transaction that might lead to the appearance of a violation.

                           f. Retaliation. No employee who in good faith reports a suspected unethical or illegal business practice will be subject to retaliation or discipline for having done so, even if such reports ultimately establish that no violation had occurred.



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PERSONAL SECURITIES TRANSACTIONS

All references to Access Persons in this section include family members.

PRECLEARANCE REQUIREMENT
Access Persons must obtain approval from Compliance prior to entering into any personal securities transactions in a Covered Security for a Covered Account, as defined in the Key Terms and Reference section. Access Persons should keep in mind that transactions in Westfield limited partnerships and mutual funds sub-advised by Westfield must be approved by Compliance prior to investing.

                           a. With the exceptions of approvals for certain Covered Securities (e.g., private offerings of securities), approvals are valid only for the day they were granted.

                                    o        It is understood that certain
                                             transactions will not be executed
                                             the day the approval is granted (e.
                                             g. , private offering of
                                             securities). In those cases, if
                                             Compliance approves the
                                             transaction, the approval is valid
                                             until either the transaction is
                                             executed or revoked by Compliance.
                                             Access Persons are responsible for
                                             notifying Compliance of when the
                                             transaction has been completed.

                           b. Written authorization must be received prior to executing any personal security transaction.

                                    o        Preclearance requests for
                                             securities transactions should be
                                             submitted through the online
                                             transactions system, PTA.
                                             Compliance will assign to each
                                             Access Person a user id and a
                                             temporary password. It is important
                                             that Access Persons not share their
                                             user ids or passwords with anyone
                                             as they are responsible for the
                                             information created, modified, and
                                             deleted from the system under their
                                             user id.

                                    o        Should an Access Person wish to
                                             make a personal securities
                                             transaction but does not have
                                             access to PTA, the person must
                                             contact Compliance for preclearance
                                             of the transaction. Compliance will
                                             enter the transaction into PTA,
                                             which will send an approval or
                                             denial, via email, to the
                                             requestor. It is the Access
                                             Person's responsibility to ensure
                                             that the shares requested, broker
                                             account, and security name on the
                                             email confirmation is accurate
                                             prior to his/her execution of the
                                             transaction.

                           c.       Compliance has full authority to:

                                    o        revoke a preclearance any time
                                             after it is granted;

                                    o        require an Access Person to close
                                             out or reverse a transaction; and

                                    o        not provide an explanation for a
                                             preclearance denial or revocation,
                                             especially when the reasons are
                                             confidential in nature.



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Restrictions to Personal Securities Transactions

         1.       MATERIAL, NON-PUBLIC INFORMATION
                  Access Persons who possess material, non-public information regarding a security, or the issuer of a security may not engage in any transaction of such security or related security.

         2.       MARKET MANIPULATION
                  Access Persons may not engage in any transactions intended to raise, lower, or maintain the price of any security.

         3.       MARKET TIMING AND EXCESSIVE TRADING
                  Access Persons must not engage in excessive trading or market timing activities with respect to any mutual fund. When placing trades in any mutual fund, whether the trade is placed directly in a personal account, 401(k) account, deferred compensation account, account held with an intermediary or any other account, Access Persons must comply with the rules set forth in the fund's prospectus and SAI regarding the frequency and timing of such trades.

         4.       TRANSACTIONS WITH CLIENTS
                  Access Persons are prohibited from knowingly selling to, or purchasing from, a client any security or other property, except publicly--traded securities issued by such client.

         5. TRANSACTIONS LIKELY TO RAISE CONFLICTS WITH DUTIES TO CLIENTS Access Persons may not enter into any transactions that:

                  a. may have a negative impact on their attention to their responsibilities to the firm or our clients (e.g., trading frequently in personal accounts); or

                  b. commit them to financial liability that they are unable to meet, or overextends their financial resources.

         6.       30 DAY HOLDING PERIOD
                  Covered Security investments made in Covered Accounts must be held for a minimum period of 30 calendar days after purchase (from trade date).

                  EXCEPTION TO HOLDING PERIOD RESTRICTION

                  a. ETFs. The holding period restriction does not apply to transactions in ETFs.

         7.       SHORT SELLING
                  Short selling occurs when an investor sells a security that is not owned in his or her account. Investors typically short a security when they believe the price of the security will fall. When an Access Person short sells a security in his or her own account, and the same security is owned in client accounts, the Access Person has entered into a transaction that may contradict Westfield's position on such security. As a result, Access Persons are not permitted to short (or purchase puts of) securities that are held in client accounts.

 EXCEPTIONS TO SHORT SELLING RESTRICTION




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                  a.       ETFs. The short selling restriction does not apply
                           to ETFs based on a broad market or market capitalization index (e.g., S&P500 or Russell Small
                           Cap). However, Investment Persons are prohibited from short selling sector ETFs, if the sector is one in which the Investment Person covers. Similarly, Investment Persons are prohibited from purchasing ETFs that are short the sector in which he or she covers.

                  b. Low Cost Basis. Access Persons will be permitted to short sell a security held in client accounts if the average cost of such security in the account is exceptionally low relative to current market value. (Market value will be determined by a publicly available source, such as Google Finance or Yahoo Finance.)

                  c. Securities Not Held Broadly in a Westfield Product or Group of Accounts. Access Persons will be permitted to sell short a security that is not held across a Westfield product or group of accounts.

                  d. Unsupervised Securities. Clients will direct Westfield to hold securities in their accounts that are under Westfield's management. However, Westfield is not granted investment discretion over such securities; these securities have been deemed as "unsupervised." Access Persons will be permitted to sell short a security that is designated as "unsupervised" and not held broadly in a product or group of accounts.


         8.       FRONT RUNNING AND BLACKOUT PERIODS
                  Front running is an illegal practice. Access Persons should not place an order to enter into a personal security transaction when the Access Person knows, or has reason to believe, that the security or related security: 1) has recently been acted upon, 2) may in the near future be recommended for action, or 3) may in the near future be acted upon by the firm for client accounts.

                  a. Securities Recommended and Approved. Access Persons may not purchase or sell a Covered Security (or equivalent security), which has been recommended and approved for action, in their Covered Accounts for a period of five business days before the recommendation was made and five business days after the day of the last client trade in the security.

                           o Example: A security is approved on Monday, April 4.The last client trade is executed on Friday, April 8. You may trade in the security on Monday, April 18.

                  b. Securities Recommended But Not Approved. Access Persons may not purchase or sell a Covered Security (or equivalent security), which has been recommended but not approved for action in client accounts, in their Covered Accounts for a period of two business days before and after the recommendation.

                  c. Securities under Consideration. Access Persons may not purchase or sell a Covered Security (or equivalent security) in their Covered Accounts for a period of five business days before and after the day of recommendation, if the security has been recommended but has been placed on hold by the Investment Committee.




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                  d.       Securities Held in Client Accounts. Access Persons
                           may not purchase or sell any Covered Security (or equivalent security) in their Covered Accounts for a period of five business days before or after it has been purchased or sold from a client account.

Westfield recognizes that an Access Person may unintentionally trade a Covered Security ahead of client accounts. In these instances, Compliance will review the transaction and circumstances to determine whether any action is necessary by the Access Person. If the Access Person is also an Investment Person on the Investment Committee, he or she must put the clients' interests first, and promptly make an investment decision in the clients' interests, rather than delaying the decision for clients to avoid conflict with the blackout restrictions of this Code. Additionally, the Investment Person may be required to reverse the trade and disgorge any profits (gross of any transactions costs and fees).

EXCEPTIONS TO BLACKOUT PERIODS

                  a. Large-cap Securities. The blackout periods will not apply to any purchase or sale of large capitalization securities (as defined by Westfield product guidelines), as long as the transactions do not exceed a total of 25,000 shares in one issuer in a 30-day period.

                  b. Broad Market or Market Cap Index ETFs. The blackout periods will not apply to any purchase or sale of ETFs that track the broad market (e.g., S&P500, EAFE) or market capitalizations (e.g., Russell MicroCap, Russell Small Cap).

                  c. Non-Discretionary Trades. The blackout periods will not apply to any purchase or sale of a security in client accounts that was traded as a result of dispersion analysis, rebalancing of accounts, client restrictions, cash issues, or client contributions and redemptions. Such trades are not considered investment recommendations nor investment decisions.


         9. Options in Securities Held in Client Accounts. Access Persons are not permitted to use options to circumvent any of the requirements and restrictions in the personal securities transactions portion of the Code, and should not enter into any option security transactions that will or could potentially violate any of the Code provisions. Therefore, Access Persons are not permitted to purchase options in Covered Securities held in client accounts. Personal trades in options in Covered Securities that subsequently are purchased in client accounts will be subject to applicable transactional restrictions.

                           o Example: You purchase an option in ABC security. A month later, ABC security is recommended and approved for client accounts. You will not be able to trade the option until the blackout period is over, even if the option is expiring during the blackout period.

         10. Others. Access Persons may not engage in any transactions deemed by Compliance to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.




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REPORTING REQUIREMENTS FOR PERSONAL SECURITIES TRANSACTIONS
Access Persons must file the reports described below, even if the person has had no holdings, transactions or new accounts to list in the reports.

Reports and certifications are submitted through PTA. All submissions will remain confidential and will not be accessible by anyone other than those in Compliance, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies.

         1. INITIAL AND ANNUAL HOLDINGS REPORTS. Access Persons must submit a report of their holdings in Covered Securities within 10 days after the day they become an Access Person and on an annual basis thereafter. Initial holdings information should be current as of a date no more than 45 days prior to the employee's date of becoming an Access Person. Annual holding reports should be as of December 31(st) , and submitted within 30 days after the calendar year end. For each holding, Access Persons must provide: 1) ticker symbol or other primary identifier, 2) account in which that the security is held, and
                  3) quantity or principal amount. PTA will automatically record the date and time of each holding that is submitted.

         2. QUARTERLY TRANSACTION REPORTS. Access Persons are required to report Covered Securities transactions for the most recent calendar quarter. Access Persons should review the information in PTA for accuracy and completeness prior to submission. Each transaction should indicate the: 1) date of transaction, 2) type of transaction (e.g., buy or sell), 3) price at which transaction was effected, and 4) name of broker through which the transaction was effected. PTA will automatically record the date and time of each report submission by the Access Person. Quarterly transaction reports are due within 30 days after the calendar quarter end.

         3. INITIAL, QUARTERLY AND ANNUAL INVESTMENT ACCOUNT REPORTS. Access Persons must submit a list of their Covered Accounts (as defined in the Key Terms and References section) that hold Covered Securities within 10 days after the day they become an Access Person, and on an annual basis thereafter. Annual reports should be as of December 31(st) , and should be submitted within 30 days after the calendar year end. Additionally, Access Persons must report new Covered Accounts that were opened during the most recent calendar quarter end. Quarterly accounts reports are due within 30 days after the calendar quarter end.

                  Access Persons should notify Compliance of any closed Covered Accounts as soon as reasonably possible. Otherwise, the account will remain active in PTA and will be subject to applicable reporting requirements described above.

         4. DUPLICATE STATEMENTS AND CONFIRMS. Duplicate copies of personal transaction confirmations and account statements are required for Covered Accounts. Copies of such documents should be sent directly to Compliance or through an electronic feed into PTA. Employees with accounts set up to receive electronic feeds in PTA are not required to provide paper copies of confirmations or statements as transactions and positions directly feed into the system. However, if Compliance does not receive the appropriate electronic data, Compliance will request the documents from the Access Person. This requirement does not satisfy the quarterly or annual reporting requirements outlined above.




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EXEMPTIONS TO PRECLEARANCE, RESTRICTIONS, AND REPORTING

         1. NO KNOWLEDGE OR CONTROL. Transactions where the Access Person has no influence, control or knowledge are exempt from preclearance and transactional restrictions (e.g., corporate or broker actions). With respect to assets managed by an external financial adviser, Access Persons may speak to their adviser about their financial goals and objectives, but they are not permitted to consult with their adviser (or be consulted) on any specific security transactions.

         2. Automatic Investment Plans. Transactions effected pursuant to an automatic investment plan are exempt from preclearance, transactional restrictions, and reporting.

         3. Prior Employer's Profit Sharing or Retirement Plans. Transactions executed in a prior employer's profit sharing or retirement plan are exempt from preclearance, transactional restrictions and reporting. This exemption does not apply to any discretionary brokerage account option that may be available from a former employer. Such accounts are subject to preclearance, reporting, and transactional restrictions.

         4. Profit Sharing or Retirement Plans. Transactions executed in profit sharing or retirement plans are exempt from preclearance, transactional restrictions and reporting. However, THIS EXEMPTION DOES NOT APPLY TO INVESTMENT OPTIONS THAT ARE SUB-ADVISED OR ADVISED BY WESTFIELD.

         5. Broad-based Indices or Interest Rate Instruments. Transactions in futures and options contracts on investment-grade government and corporate fixed income instruments or securities indices (usually containing securities of more than one hundred issuers), and options on such derivatives and securities are exempt from preclearance and transactional restrictions.

         6. Municipal Bonds. Transactions in municipal bonds, as well as Covered Accounts holding only municipal bonds, are exempt from preclearance, transactional restrictions, and reporting.

         7. Others. Transactions in securities determined by Compliance to present a low potential for impropriety or the appearance of impropriety may be exempt from transactional restrictions and preclearance/reporting requirements. Compliance will review these on a case-by-case basis.


GIFTS AND ENTERTAINMENT
Westfield recognizes that all employees, because of their position with the company, may be offered, or may receive without notice, gifts and entertainment from clients, brokers, vendors or other business contacts. Westfield also recognizes that occasional participation in entertainment opportunities with representatives from other organizations can be useful in building relationships that help the firm service its client accounts.

Since the acceptance and offering of gifts and entertainment is an area of high potential for conflicts of interest, Westfield requires that all employees strictly abide by the below guidelines when accepting or offering gifts and entertainment.



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1. GENERAL RESTRICTIONS

         a. Employees may not accept or give gifts, entertainment, special accommodations or other things of material value on their own or on Westfield's behalf that could influence decision-making, that could make them feel beholden to a person or a firm, or that may be construed as an improper attempt to influence a person or firm.

         b. Employees may not accept any gift or entertainment from a firm or person who does or seeks to do business with Westfield that:

                  i. might create a conflict of interest or the perception of impropriety;

                  ii. might interfere with the impartial discharge of such person's responsibilities to Westfield or its clients; or

                  iii. might place the recipient or Westfield in a difficult or embarrassing position.

         c. Without prior approval from Compliance, employees may not participate in any entertainment event if the host is unable to attend the event.

         d. Employees must decline or return any gift or entertainment that is prohibited by the Code; this will help protect the integrity and reputation of the firm.

2. DE MINIMIS VALUE

         a. Employees may not accept or give gifts or entertainment that exceeds the value of $500 without prior approval from the CCO or HOC. Value for this purpose is the higher of face value or market value.

         a. Without prior approval from the CCO or HOC, employees may not participate in or accept tickets to an entertainment event if the event could be considered high profile (e.g., playoff tickets to a Red Sox game, playing golf with a celebrity).

         b. Employees may accept promotional items (e.g., logo items) or other items of nominal value. Such items do not need to be reported to Compliance.

3. FREQUENCY OF GIFTS/ENTERTAINMENT

         a. Employees are not permitted to accept or give gifts or entertainment from the same person or firm if they are frequent (e.g., same broker taking you out to lunch once a week) .

4. GIFTS & ENTERTAINMENT TO CLIENTS

         a. Employees need to be aware that some clients do not permit their employees to accept gifts or entertainment of any kind. This is especially true with public or Taft-Hartley clients as each state will have specific restrictions on what public or union officials can receive. Something as immaterial as lunch or a Westfield logo item could be a violation of local laws if it does not meet certain requirements. Employees must review client and regulatory restrictions, or consult with Compliance, on such matters to avoid unknowingly violating a client's internal policy or state law.

         b. Employees are prohibited from giving gifts and/or entertainment to any elected officials or political candidates for any office. Refer to Westfield's policy on Political Contributions for additional information.

5. CASH OR CASH EQUIVALENTS

         a. Employees may not accept or give cash or cash equivalent gifts (e. g. , American Express gift cheques), without prior approval of the CCO or HOC. Gift certificates to specific retail stores and restaurants may be accepted without prior approval, as long as it is below the de minimis.

6. REIMBURSEMENTS

         a. Employees should promptly reimburse the hosting firm or person for the face or market value, whichever is greater, of any tickets used by their spouses, other family members, or friends.

         b. If an employee wishes to participate in an event or accept a gift that would be prohibited by the Code, he or she must notify the CCO or HOC and must reimburse the hosting firm or person for the face or market value, whichever is greater, of participating in the event or of the accepted gift.

7. REPORTING GUIDELINES

         a. Employees must report gifts and entertainment as soon as reasonably possible.

                           i. Gifts and entertainment should be reported via PTA. Employees may choose to report their gifts and entertainment activities in another medium, but they must speak with Compliance prior to doing so.

                                    o        If you choose to utilize another
                                             method to track, record, and report
                                             gifts and entertainment, you must
                                             be able to provide a report to
                                             Compliance during the quarterly
                                             reporting cycle. The report must
                                             contain the same information
                                             requested in PTA.

                           ii. If the gift or entertainment is being paid for by the hosting firm or person or by Westfield, it must be reported.

                           iii. Even if the item is under the de minimis, it must be reported.

                           iv. If multiple employees attended an event, each employee who attended must submit a report.

                           v. Items or events that require an employee to reimburse the hosting firm or person must be reported. Additionally, the employee should give a copy of the reimbursement check or other evidence of payment to Compliance for documentation.

                           vi. All items must be reported at either face or market value, whichever is greater. It is the employee's responsibility to make a reasonable estimate of the market value by using publicly available sources such as online ticket or auction sites. Compliance has discretion to question reported values and to request back-up documentation.

                           vii. Any gift or entertainment (including Westfield logo items) given to or accepted from a public or Taft-Hartley client must be reported. Keep in mind that Westfield has clients that cannot accept any gift or entertainment, irrespective of value.

                           viii. If public or Taft-Hartley clients attend a Westfield-sponsored event, a report for each client representative who attended the event must be submitted.


         b.       Items that do not need to be reported are:

                           i. Promotional items received (e.g., company logo items such as pens, golf balls, key chains, note pads, mugs, hats)

                           ii. Nominal gifts that are given for a special occasion (e.g., flowers for the birth of a child)

                           iii. Gifts that are directed to or shared with the firm (i.e., gift basket shared with the entire company)

                           iv.      Meals or outings that are part of a
                                    conference, seminar, company management
                                    visit or analyst lunch (i.e., the event
                                    should be on the agenda)

                           v. Westfield-sponsored client events (with the exception of public and Taft- Hartley clients)


         c. On a quarterly basis, employees are required to certify that they have disclosed reportable gifts and entertainment as described in this section. These certifications are due within 30 days after the calendar quarter end.

REFERRALS
Employees are prohibited from making referrals to clients (e.g., attorneys, accountants) if the employee will benefit in any way.

POLITICAL AND CHARITABLE CONTRIBUTIONS
Employees are prohibited from making political or charitable contributions for the purposes of obtaining or retaining advisory contracts with public clients (i.e., pay-to-play). Employees should review Westfield's Political Contributions Policy for more information and restrictions on political contributions.

SERVICE ON THE BOARD OR AS AN OFFICER OF ANOTHER COMPANY
To avoid conflicts of interest, inside information and other compliance and business issues, employees are prohibited from serving as officers or members of the board of any other entity. Exceptions to this provision must be obtained through the CCO or HOC, who may require consideration by Westfield's Management Committee. Requests must be provided in writing and exceptions are granted based only on the best interest of Westfield and its clients. The CCO or HOC can deny the exception request for any reason.

OTHER OUTSIDE BUSINESS ACTIVITY
Westfield discourages employees from engaging in outside business activities that will interfere with their duties. Employees who participate in outside business activities must report such activities to Compliance as soon as reasonably possible. Employees also must notify Compliance if there are changes in such activities, including termination or resignation.

If Compliance deems that an activity either poses potential conflicts of interest or could appear improper, Compliance will review existing policies and procedures to determine whether sufficient controls are in place to address such matters or may request that the employee cease participation in such activity. Additionally, Compliance may require certifications from the employee and/or the organization. Outside business activities include, but are not limited to:

         o Employment with another firm/organization (e. g. , part-time position at a retail store for the holiday season, working at family's or friend's store or organization on weekends)

         o        Consulting engagements

         o        Public/Charitable positions

         o Fiduciary appointments other than with respect to family members

On a quarterly basis, employees are required to certify that they have disclosed all outside business activity. These certifications are due within 30 days after the calendar quarter end.

ADMINISTRATION

Approval and Distribution
Compliance will distribute the Code (either as a stand-alone document or as part of the firm's Compliance Manual) to all employees at least annually. Employees are required to acknowledge their having received, read, and compliance with the Code (or the entire compliance manual).

Material amendments or material revisions made to this Code will be approved by Westfield's Management Committee. Upon approval by the Committee, the Code will be distributed to all Access Persons shortly thereafter. Immaterial amendments do not require approval by the Management Committee, and will be distributed either with material amendments or during the annual distribution period. Employees are required to complete appropriate acknowledgements after distribution.

TRAINING AND EDUCATION
Compliance is responsible for coordinating training and education of employees regarding the Code. All newly hired employees are required to complete a compliance overview session that includes a review of the Code. They also are required to acknowledge that they have attended the new employee training and have received a copy of the Code and the Insider Trading Policy (typically as part of the firm's Compliance Manual). Temporary or contract employees will be required to sign a confidentiality agreement and attend a compliance overview session.

Employees are required to attend any training sessions and read any applicable materials that Compliance deems appropriate. On occasion, it also may be necessary for certain departments to receive additional training. Should this be the case, a member of Compliance will coordinate with the appropriate department managers to discuss particular topics and concerns to address at the training session.

ANNUAL REVIEW
In accordance with Rule 206(4)-7 of the Advisers Act and 38a-1 of the Investment Company Act, the CCO or the HOC will review, at least annually, the adequacy of the Code and the effectiveness of its implementation..

PERSONAL TRANSACTIONS MONITORING
On at least a quarterly basis, a senior member of Compliance will review and monitor required reports for conformity with all applicable provisions outlined in the personal trading section. Each member of the Compliance Department will review and monitor each other's reports as required by the Code. Violations of the Code will be reported to Westfield's Management Committee by the CCO, or a designee.

REPORTS TO WESTFIELD'S MANAGEMENT COMMITTEE AND OTHER BOARDS OF DIRECTORS
The CCO or HOC will report to Westfield's Management Committee on a quarterly basis the results of the review of personal transaction reports, and any material violations or granted waivers of the Code and its provisions. In addition, the CCO or HOC will provide written reports or assessments of the Code to clients' Boards of Directors as required or upon request.

RECORDKEEPING REQUIREMENTS
Compliance will maintain the following records in the manner and to the extent set out in Rule 204-2(a)(12) and (13) of the Investment Advisers Act and
Section 17j-1(f) of the Investment Company Act in a readily accessible place.

         1. A copy of each Code that is in effect, or at any time within the past five years;

         2. A record of any violation of the Code, and of any action taken as a result of the violation, for five years after the end of the fiscal year in which the violation occurred;

         3. A copy of each report and acknowledgement made by an Access Person as required under the Code for the past five years after the end of the fiscal year in which the report is made or information is provided;

         4. A list of names of persons, currently or within the past five years, who are or were Access Persons or Investment Persons;

         5. A record of any decision, and the reasons supporting the decision, for approving the acquisition by Access Persons of IPOs and limited offerings for at least five years after the end of the fiscal year in which the approval was granted; and

         6. A record of any granted waivers or exceptions, and supporting reasons, to any provisions of the Code.


ENFORCEMENT
Westfield treats violations of the Code (including violations of the spirit of the Code) very seriously. If an employee violates either the letter or the spirit of this Code, Westfield may impose disciplinary actions, fines or make a civil or criminal referral to appropriate regulatory entities. Employees should always consult with the CCO or HOC if they are in doubt of any of the requirements or restrictions in the Code.

PROCESS
Each violation and the circumstances surrounding each violation will be reviewed by a senior member of Compliance to determine whether the policies established in this Code have been violated, and what sanctions and/or fines, if any, should be imposed. A member of Compliance will notify employees of any discrepancy between their personal activities and the rules outlined in this Code. If a discrepancy cannot be thoroughly explained or corrected to the CCO's or HOC's satisfaction, the CCO or the HOC has full authority, as granted by Westfield's Management Committee, to determine and impose a sanction upon any employee who has violated the Code or the spirit of the Code.

SANCTIONS AND FINES
The CCO or HOC has full discretion to impose sanctions that are more or less than those outlined in the table below. Sanctions and fines for personal activities not specifically listed in the table below will be reviewed on a case-by-case basis. Failure to promptly abide by a directive to reverse a trade, forfeit profits or submit a monetary fine may result in the imposition of additional sanctions.
Monetary fines are to be paid by check, made payable to Westfield Capital Management Company, L.P. Each payment will be submitted to a charity of the CCO's or HOC's unbiased choice.

----------------------------------------------------------------------------------------------
VIOLATION
----------------------------------------------------------------------------------------------
Late Reporting or Certification               FIRST OFFENSE: $50 per day after due
                                              date per report or certification

                                              SECOND OFFENSE: $100 per day after
                                              due date per report or certification;
                                              possible temporary suspension of
                                              personal securities transaction rights

                                              SUBSEQUENT OFFENSE: $150 per day
                                              after due date per report or
                                              certification, plus temporary
                                              suspension of personal securities
                                              transaction rights
----------------------------------------------------------------------------------------------
Failure to Preclear or Trading on Expired     FIRST OFFENSE: $150 per trade
Preclearance Approval

                                              SECOND OFFENSE: $300 per transaction plus
                                              disgorgement of any profits (gross
                                              of any taxes or transaction costs);
                                              possible temporary suspension of
                                              personal securities transaction rights
                                              and possible reversing of questionable
                                              trades
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                                              SUBSEQUENT OFFENSE: $500 per transaction plus
                                              disgorgement of any profits (gross of any
                                              taxes or transaction costs); temporary
                                              suspension of personal securities transaction
                                              rights; possible reversing of questionable
                                              trades
----------------------------------------------------------------------------------------------
Market Timing                                 $500 per trade plus disgorgement of any profits
                                              (gross of any taxes or transaction costs);
                                              temporary suspension of personal securities
                                              transaction rights; possible termination of
                                              employment and civil or criminal referral
----------------------------------------------------------------------------------------------
Trading on Material, Non-public Information   Monetary fines; suspension of personal
                                              securities transaction rights; termination of
                                              employment and civil and criminal referral (see
                                              Westfield's Insider Trading Policy for additional
                                              information)
----------------------------------------------------------------------------------------------
Providing False or Omitting Material          Monetary fines; suspension of personal
Information on Reports or Certifications;     securities transaction rights; possible
Failure to Report Required Items              termination of employment
----------------------------------------------------------------------------------------------
Front Running or Purchasing Securities        $1,000 per trade for microcap
within Blackout Periods (Market caps are      $750 per trade for small cap
defined by Westfield products)                $500 per trade for smid cap
                                              $250 per trade for mid cap
                                              $100 per trade for large cap

                                              Disgorgement of profits (gross of any taxes
                                              or transaction costs); temporary suspension of
                                              personal securities transaction rights; possible
                                              reversing of questionable trades and possible
                                              termination of employment
----------------------------------------------------------------------------------------------
30-day Holding Period                         FIRST OFFENSE: $100 per transaction plus
                                              disgorgement of profits

                                              SECOND OFFENSE: $200 per transaction plus
                                              disgorgement of profits; temporary suspension
                                              of personal transaction rights; possible
                                              reversing of questionable trades

                                              SUBSEQUENT OFFENSE: $300 per transaction plus
                                              disgorgement of profits; temporary suspension
                                              of personal securities transaction rights;
                                              possible reversing of questionable trades
----------------------------------------------------------------------------------------------
Trading Securities on Restricted List         $500 per trade plus disgorgement of any
                                              profits; temporary suspension of personal
                                              securities transactions; possible
                                              reversing of
                                              questionable trades
----------------------------------------------------------------------------------------------